Exhibit 2.10

AMENDMENT NO. 3

TO

SPONSOR AGREEMENT

This Amendment No. 3 to Sponsor Agreement (“Amendment”) is made as of February 26, 2013 by and among Sun Zone Investments Limited, a company organized under the laws of the British Virgin Islands (“Sun Zone”), Sze Kit Ting, an individual residing at Rm. 2101, 21/F Block B Healthy Gardens, No. 560 King’s Road, North Point, Hong Kong (collectively with Sun Zone, the “Sellers”) and certain holders of securities of SGOCO Group, Ltd. (f/k/a SGOCO Technology, Ltd., f/k/a Hambrecht Asia Acquisition Corp.), a company organized under the laws of the Cayman Islands (together with its predecessors, the “Company”), who execute a counterpart signature page hereto (each a “Sponsor” and collectively, the “Sponsors”) and amends the Sponsor Agreement dated as of February 12, 2010, as amended by Amendment No. 1 to Sponsor Agreement dated as of March 11, 2010, and Amendment No. 2 to Sponsor Agreement dated as of April 17, 2012 (as so amended, the “Sponsor Agreement”), by and among the parties hereto. Capitalized terms not otherwise defined in this Amendment have the same meaning as such capitalized terms have in the Exchange Agreement (as defined below), the Sponsor Agreement and the Escrow Agreement (as defined below).

WHEREAS, the Company has entered into a Share Exchange Agreement (the “Exchange Agreement”), dated as of February 12, 2010, as amended, by and among the Company, Honesty Group Holdings Limited (“Honesty Group”), and the Sellers, who collectively owned all of the outstanding shares of Honesty Group (the “Honesty Group Shares”), pursuant to which Sellers exchanged all of the Honesty Group Shares for up to 14,300,000 ordinary shares of the Company (the “HMAUF Shares”);

WHEREAS, the Sellers, the Company, the Sponsors and Grand Pacific Investment Limited as escrow agent (the “Escrow Agent”) have entered into an Escrow Agreement dated as of March 12, 2010 (the “Escrow Agreement”), as amended by Amendment No. 1 to Escrow Agreement dated April 17, 2012.

WHEREAS, pursuant to the Sponsor Agreement and the Escrow Agreement, each Sponsor agreed to deposit in escrow certain HMAUF Shares owned by such Sponsor subject to fulfillment of certain conditions (the “Conditions”) set forth in the Sponsor Agreement, each as set forth opposite such Sponsor’s name on Exhibit A-1 to the Sponsor Agreement be held in escrow in accordance with the terms of the Escrow Agreement (the “Sponsor Conditional Shares”).

WHEREAS, pursuant to the Sponsor Agreement and the Escrow Agreement, if the Conditions are not met by the latest Measurement Date (as defined in the Sponsor Agreement), all of the Conditional Shares are to be returned to the Company and cancelled.

WHEREAS, due to the less positive than expected market conditions, the Company, the Sellers and the Sponsors (each a “Party” and collectively, the “Parties”) agree to amend the Sponsor Agreement to grant the Sponsors additional time to meet the Conditions.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreement of the parties set forth below and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

1.           Section I-1. A. of the Sponsor Agreement is hereby amended to read in its entirety as follows:

I-1         Sponsors’ Conditional Shares.

A.         Each Sponsor agrees that the number of HMAUF Shares owned by such Sponsor and set forth opposite such Sponsor’s name in the column captioned “Conditional Shares” on Exhibit A-1 to the Sponsor Agreement (the “Conditional Shares”) shall be returned to the Company and cancelled unless on or before December 31, 2013, or such earlier date as the conditions set forth in clauses (2) and (3) below are met (the “Measurement Date”), each following conditions shall have been met (collectively, the “Conditions”), provided, however, in the event the Conditions set forth in clauses (1) and (2) have been met but less than US$15 million in gross proceeds of equity has been raised in accordance with clause (3) below, the Conditional Shares shall not be returned to the extent of the equity raised from the efforts of Sponsor Representatives (as defined below), on a pro rata basis (e.g., in the event US$12 million of gross proceeds is raised, only 20% of the Conditional Shares shall be returned). The parties recognize that, as of the execution date of the Amendment, US$7,068,000 in gross proceeds of equity has been raised, and as a result, 361,327 Conditional Shares have been earned by the Sponsors:

(1) from the Closing Date until the Measurement Date, Robert Eu and John Wang (together, the “Sponsor Representatives”) shall have provided to the Company without compensation to the Sponsor Representatives or their Affiliates (other than the reimbursement of reasonable business expenses, upon presentation of appropriate documentation for financial reporting and tax purposes of the incurrence of such expenses on behalf of the Company), at the Company’s request, the following services for no fewer than 30 hours per month in the aggregate (it being understood that if the Company does not request services, the Sponsors Representatives shall not be required to provide services):

•      Investor and public relations services (including the drafting/review of press releases and assisting with road shows, including appearing at road shows with members of management);

•      Assisting with the coordination of other advisors;

•      Assisting the Company with listing on the Nasdaq Global Market or the Nasdaq Global Select market (or, if the Nasdaq Global Market or Global Select Market does not continue to exist, the global market closest in scope and qualifications to the Nasdaq Global Market on the date hereof); and

•      Introducing investors and service providers to the Company;

The Sponsor Representatives shall perform the foregoing actions in cooperation with the Company’s other designated advisors.

(2)      the Company being listed on the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market (or, if the Nasdaq Capital Market or the Nasdaq Global Market do not continue to exist, the global market closest in scope and qualifications to either such market on the date hereof), provided that the Company acts in good faith to have its ordinary shares listed promptly after meeting the qualifications of either such market (which shall include the obligation of the Company to promptly submit an application and respond to any requests for information from Nasdaq); and

(3)      in addition to the US$7,068,000 already raised by the Company with the assistance of the Sponsor Representatives, the Sponsor Representatives shall have made available to the Company the opportunity (evidenced by non-binding commitments of investors financially capable of consummating the transactions) to sell additional common equity with gross proceeds of at least US$7,932,000 at a time when both the Company and the Sponsor Representatives believe to be advantageous to raise money at the highest price possible, with pricing determined in accordance with the pricing model described on Exhibit B to Amendment No. 1 to Sponsor Agreement. To the extent that the Sponsor Representatives are in compliance with clause (1) above, all equity capital raised by the Company prior to the Determination Date, including any amounts received by the Company upon exercise of any IPO Warrants outstanding after the consummation of the Transactions, will be included in the calculation of the US$7,932,000 in total to be raised. If the Company determines not to accept the offering price determined as provided herein, the Condition shall be deemed satisfied to the extent of the equity capital which would have been raised if the offering had been consummated at such price.

2.            For those Sponsors who for whatever reason fail to execute a counterpart signature page hereto as of February 26, 2013, their rights and responsibilities under the Sponsor Agreement shall remain as if this Amendment has never been executed.

3            If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any Law, or public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

4.           This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

5.           This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

6.           Except as amended hereby, the Sponsor Agreement continues in full force and effect as written.

[SIGNATURE PAGES FOLLOW]

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SIGNATURE PAGE TO

AMENDMENT No. 3 TO SPONSOR AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the day and year first above written.

SGOCO Group, Ltd.

By:	/s/ Burnette Or
Name:	Burnette Or
Title:	Chief Executive Officer
Address:	Suite 1817, Beijing Silver tower
2 Dongsanhuan North Road
Chaoyang District, Beijing
100027 P.R.China

SUN ZONE INVESTMENTS LIMITED
By:	/s/ Tin Man Or
Name:	Tin Man Or
Title:	Owner and Director
Address:	Luoshan Houlin Industry Area
Jinjiang Fujian, China

By:	/s/ SZE KIT TING
Name:	SZE KIT TING
Address:
Room 2101, 21/F., Block B
Healthy Gardens, No. 560 King’s Road
North Point, Hong Kong

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SIGNATURE PAGE TO

AMENDMENT No. 3 TO SPONSOR AGREEMENT

The undersigned has read and understands this Amendment, and accepts and agrees to all of its terms. IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the day and year first above written.

By:	/s/ John Wang	Address:
Name: John Wang		P.O. Box 677, Berwyn, PA
Address (for all Sponsors):
Address: 13/F Tower 2
New World tower
18 Queens Road Central
Hong Kong

By:	/s/ Robert Eu	Hambrecht 1980 Revocable Trust
Name: Robert Eu		By:	/s/ W.R. Hambrecht
Address (for all Sponsors):		Name: W.R. Hambrecht
Address: 13/F Tower 2		Title: Trustee
New World tower		Address:
18 Queens Road Central		P.O. Box 677, Berwyn, PA
Hong Kong

Cannon Family Irrevocable Trust
By:	/s/ Stephen N. Cannon	Shea Ventures LLC
Name: Stephen N. Cannon		By:	/s/ Ronald L. Lakey
Title: Trustee		Name: Ronald L. Lakey
Address (for all Sponsors):		Title: Vice President
Address: 510 Hemlock Ave		Address (for all Sponsors):
Millbrae, CA 94030, USA		Address: 13/F Tower 2
New World tower
AEX Capital, LLC		18 Queens Road Central
By:	/s/ Robert Eu	Hong Kong
Name: Robert Eu
Title: Managing Director		Marbella Capital Partners Ltd.
Address (for all Sponsors):		By:	/s/ John Wang
Address: 13/F Tower 2		Name: John Wang
New World tower		Title: Director
18 Queens Road Central		Address (for all Sponsors):
Hong Kong		Address: 13/F Tower 2
New World tower
WR Hambrecht + Co., LLC		18 Queens Road Central
By:	/s/ W.R. Hambrecht	Hong Kong
Name: W.R. Hambrecht
Title: Founder and Director
Address (for all Sponsors):

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